METTAWA, Ill. (June 13, 2023) – Brunswick Corporation (NYSE: BC) recently experienced an IT security incident that has impacted some of its systems and global facilities. The Company has activated its response protocols, which include pausing operations in some locations, engaging leading security experts and coordinating with relevant law enforcement agencies. Brunswick is working to address the incident in order to restore the full functionality of the affected systems and minimize business, employee, and customer impacts.

About Brunswick
Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include, Mercury Marine, Mercury Racing and MerCruiser. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Engine Parts & Accessories, BLA and Land ‘N’ Sea. Our Navico Group and its industry-leading technology brands consist of Lowrance, Simrad, B&G, Mastervolt, RELiON, Attwood and Whale. Our Boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft and Quicksilver. In addition, our service, digital and shared-access businesses include Freedom Boat Club, Boateka and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has approximately 19,000 employees operating in 27 countries. In 2022, Brunswick was named by Forbes as a World’s Best Employer and as one of America’s Most Responsible Companies by Newsweek, both for the third consecutive year. For more information, visit www.Brunswick.com.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. These forward-looking statements include our statement regarding our work to restore the affected systems in order to minimize business, employee, and customer impacts.

Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this communication. These risks include but are not limited to: the possibility that we may not be able to restore the affected systems in order to minimize business, employee, and customer impacts.